Exhibit 99.1

Rogers Corporation Reports 2008 Year-End and Fourth Quarter Results

ROGERS, Conn.--(BUSINESS WIRE)--February 18, 2009--Rogers Corporation (NYSE:ROG) announced today net sales for the full year 2008 of $365.4 million, a decrease of 11.5% from the $412.7 million sold in 2007. Full year net income for 2008 was $1.67 per diluted share an increase of 26.5% over the $1.32 earned for the full year 2007. Fourth quarter 2008 revenues were $78.6 million compared with $104.5 million in the fourth quarter of 2007. Net earnings for the fourth quarter of 2008 were $0.24 per diluted share compared to $0.48 for the fourth quarter of 2007. Fourth quarter revenues were in line with the Company’s January 12, 2009 revised guidance of $78-$79 million in revenues while earnings per diluted share were higher than the revised guidance of $0.05-$0.11, primarily related to improved business unit operating performance and a favorable tax rate benefit. For the fourth quarter of 2008 there were two previously announced one-time events impacting the Company’s earnings, the sale of the Induflex subsidiary that added $0.20 in after tax earnings per diluted share (included in discontinued operations) and the CalAmp settlement agreement at an after tax cost of $0.43 per diluted share (included in selling, general and administrative expenses).

As anticipated, the Company’s 2008 revenues were impacted by significantly lower sales for its Durel and flexible circuit material products, which could not be completely compensated for by growth in most of its other businesses. However, due to the restructuring efforts that were completed during 2007, the Company was able to achieve higher earnings despite reduced sales.

Printed Circuit Materials

Sales of Printed Circuit Materials for the fourth quarter of 2008 totaled $28.9 million, down approximately 15.7% from the $34.3 million reported in the fourth quarter of 2007. Most of the year-over-year decline in quarterly sales is attributed to the significant decline in sales of flexible circuit materials while sales of high frequency materials into the Satellite TV market continued to see weakness during the quarter due to the downturn in the housing market and decline in consumer spending. On a positive note, the government of China officially announced the issuing of licenses for Third Generation (3G) wireless systems to the three major telecom providers in China. This will benefit the Company as it is has already received significant orders that support this wireless infrastructure build in China. Also, high frequency circuit material sales into the defense market remain strong.

High Performance Foams

High Performance Foams had quarterly sales of $26.5 million, approximately 12% less than the $30.1 million reported for the fourth quarter of 2007. Sales across all end markets in this segment were down this quarter primarily due to the global economic crisis and the associated drop in consumer spending. It appears that significant inventory exists in the portable communications market, particularly the cell phone market in Asia, and the Company anticipates this may adversely impact sales in this segment until excess inventories are worked off. The Company’s new product introductions continue to do well and should help bolster this segment once the economy and consumer spending regain positive momentum.

Custom Electrical Components

Custom Electrical Component sales for the fourth quarter of 2008 were $16.7 million, compared to sales of $34.5 million reported in the fourth quarter of 2007. The decline in revenue is directly attributed to the anticipated reduction in demand for electroluminescent lamps (EL) for keypad backlighting in the portable communications market. However, power distribution systems continue to have robust demand in locomotives as the mass transit infrastructure build continues across the world, especially in China, as well as increased penetration in wind power applications.

Joint Ventures

Rogers’ 50% owned joint ventures had quarterly sales totaling $26.2 million, a decrease of 25.8% compared to the $35.3 million sold in the fourth quarter of 2007. Revenues were down approximately 58% at the Company’s flexible circuit material joint venture (RCCT) in Taiwan which primarily serves the cell phone market, and down approximately 27% at its polyurethane foam joint ventures with INOAC Corporation in Japan and China. The polyurethane foam joint ventures experienced weakened demand in both the gaming console and cell phone markets, caused by significant inventory reduction efforts by their customers. Total 2008 joint venture sales were $114.4 million compared to $115.0 million in 2007.

Operational Highlights

Rogers’ gross margin was 31.2% for the full year and 27.4% for the fourth quarter 2008, which compares to 27.0% for the full year and 31.6% for the fourth quarter 2007. Inventories at year end totaled $41.6 million versus $49.1 million at the end of 2007. The Company averaged less than nine weeks of inventory in 2008.

Rogers ended the year with a very strong balance sheet with a combined cash and short-term investment balance of $70.6 million, while the Company generated free cash flow of $51.3 million. The Company’s holdings of auction rate securities at the end of the fourth quarter had a par value of $50.0 million and a fair value of $43.4 million. The difference between par and fair value is reflected in the equity section of the Company’s balance sheet. Capital expenditures were approximately $21 million for the full year 2008 down from the approximately $31 million in 2007. Rogers anticipates capital expenditures of approximately $20 million in 2009.

The Company's 2008 effective tax rate was 13.9%. The lower tax rate in 2008 primarily resulted from a more significant portion of the Company's earnings generated in lower-taxed foreign jurisdictions as well as certain one-time tax adjustments. The Company believes the tax rate for 2009 will be in the range of 21%.

Robert D. Wachob, Rogers’ President and CEO commented: “While 2008 sales declined by almost 12%, the Rogers team did a great job of maximizing earnings which were up 26% to $1.67 per share. Free cash flow was very strong at $51.3 million. That said, we are expecting a difficult 2009 and have already reduced salaried positions by 10% and removed an estimated $27 million of annualized expenses, which will not meaningfully benefit results until the second quarter. Currently, we expect first quarter 2009 sales of $60 to $65 million and a loss of $0.45 to $0.55 per share after approximately $2.5 million or $0.13 per share of severance charges. How long this very depressed sales level will last is an unknown, but we do know that those customers who have not purchased since late 2008 as they reduced their own inventory levels will at some point have to start buying again. So far this quarter our U.S. and European sales are down 10-12% and Asia remains virtually shutdown. Although these are very challenging times, we remain committed to new business initiatives and our new product development activities. We face these trying times with a solid balance sheet, strong liquidity and no debt, and with a demonstrated ability to manage our cash flow. It is our intent to capitalize on this downturn and emerge stronger than our competitors.”

Rogers Corporation (NYSE:ROG), headquartered in Rogers, CT, is a global technology leader in the development and manufacture of high performance, specialty-material-based products for a variety of applications in diverse markets including: portable communications, communications infrastructure, computer and office equipment, consumer products, ground transportation, aerospace and defense. Rogers operates manufacturing facilities in the United States (Arizona, Connecticut and Illinois), Europe (Ghent, Belgium) and Asia (Suzhou, China). In Asia, the Company maintains sales offices in Japan, China, Taiwan, Korea and Singapore. Rogers has joint ventures in Japan and China with INOAC Corporation, in Taiwan with Chang Chun Plastics Co., Ltd. and in the U.S. with Mitsui Chemicals, Inc.

The world runs better with Rogers.® www.rogerscorp.com

Safe Harbor Statement

Statements in this news release that are not strictly historical may be deemed to be “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to the many uncertainties that exist in the Company’s operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference in the Rogers Corporation 2007 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of February 18, 2009, and Rogers undertakes no duty to update this information unless required by law.

Additional Information and February 19, 2009 Conference Call

For more information, please contact the Company directly, visit Rogers’ website on the Internet, or send a message by email.

Website Address: http://www.rogerscorp.com

A conference call to discuss year-end and fourth quarter results will be held on Thursday, February 19, 2009 at 9:00AM (Eastern Time).

The Rogers participants in the conference call will be:

Robert D. Wachob, President and CEO

Dennis M. Loughran, Vice President, Finance and CFO

Debra J. Granger, Vice President, Corporate Compliance and Controls

Robert M. Soffer, Vice President and Secretary

Paul B. Middleton, Principal Accounting Officer and Treasurer

Ronald J. Pelletier, Corporate Controller

William J. Tryon, Manager of Investor and Public Relations

A Q&A session will immediately follow management’s comments.

To participate in the conference call, please call:

1-800-574-8929 Toll-free in the United States

1-973-935-8524 Internationally

There is no passcode for the live teleconference.

For playback access, please call: 1-800-642-1687 in the United States and 1-706-645-9291 internationally through 11:59PM (Eastern Time), Thursday, February 26, 2009. The passcode for the audio replay is 85186136.

The call will also be webcast live in a listen-only mode. The webcast may be accessed through links available on the Rogers Corporation website at www.rogerscorp.com. Replay of the archived webcast will be available on the Rogers website beginning two hours following the webcast.

Condensed Consolidated Statements of Income (Unaudited)
	Three Months Ended		Year Ended
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	December 31, 2008	December 30, 2007	December 31, 2008	December 30, 2007
Net sales	$78,574	$104,510	$365,362	$412,698
Cost of sales	57,006	71,474	251,399	301,393
Gross margin	21,568	33,036	113,963	111,305

Selling and administrative	26,309	19,207	82,215	71,395
Research and development	4,965	7,341	21,885	24,600
Restructuring and impairment charges	-	256	-	3,538
Operating income (loss)	(9,706)	6,232	9,863	11,772

Equity income in unconsolidated joint ventures	1,090	3,234	6,236	8,086
Other income less other charges	3,805	452	6,060	1,673
Interest income, net	935	702	2,947	2,009

Income (loss) from continuing operations before income taxes	(3,876)	10,620	25,106	23,540
Income tax expense (benefit)	(4,083)	2,538	3,489	2,915
Income from continuing operations	207	8,082	21,617	20,625
Income (loss) from discontinued operations	3,647	(89)	4,898	1,499
Net income	$3,854	$7,993	26,515	22,124

Basic net income per share:
Income from continuing operations	$0.01	$0.49	$1.38	$1.25
Income (loss) from discontinued operations	0.23	(0.01)	0.31	0.09
Net income	$0.24	$0.48	$1.69	$1.34

Diluted net income per share:
Income from continuing operations	$0.01	$0.49	$1.36	$1.23
Income (loss) from discontinued operations	0.23	(0.01)	0.31	0.09
Net income	$0.24	$0.48	$1.67	$1.32

Shares used in computing:
Basic	15,615,439	16,394,938	15,714,884	16,555,656
Diluted	15,739,928	16,570,680	15,924,172	16,749,337

Condensed Consolidated Statements of Financial Position (Unaudited)
(IN THOUSANDS)	December 31, 2008	December 30, 2007
Assets
Current assets:
Cash and cash equivalents	$70,170	$34,875
Short–term investments	455	53,300
Accounts receivable, net	44,492	74,545
Accounts receivable from joint ventures	3,185	3,368
Accounts receivable, other	2,765	2,203
Inventories	41,617	49,144
Prepaid income taxes	1,579	5,160
Deferred income taxes	9,803	10,180
Asbestos-related insurance receivables	4,632	4,303
Other current assets	5,595	3,351
Assets of discontinued operations	-	6,625
Total current assets	184,293	247,054

Property, plant and equipment, net	145,222	144,420
Investments in unconsolidated joint ventures	31,051	30,556
Deferred income taxes	37,939	9,984
Pension asset	-	2,173
Goodwill and other intangibles	9,634	10,131
Asbestos-related insurance receivables	19,416	19,149
Long-term marketable securities	42,945	-
Other assets	4,933	4,698
Assets of discontinued operations	-	2,783
Total assets	$475,433	$470,948

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	11,619	21,370
Accrued employee benefits and compensation	23,378	13,746
Accrued income taxes payable	1,318	6,326
Asbestos-related liabilities	4,632	4,303
Other current liabilities	18,889	20,178
Liabilities of discontinued operations	-	2,363
Total current liabilities	59,836	68,286

Noncurrent pension liability	43,683	8,009
Noncurrent retiree health care and life insurance benefits	7,793	6,288
Asbestos-related liabilities	19,644	19,341
Other long-term liabilities	8,333	4,619
Liabilities of discontinued operations	-	424
Shareholders’ equity	336,144	363,981
Total liabilities and shareholders’ equity	$475,433	$470,948

CONTACT:
Rogers Corporation
Financial News Contact:
Dennis M. Loughran, 860-779-5508
Vice President Finance and Chief Financial Officer
Fax: 860-779-4714
or
Investor Contact:
William J. Tryon, 860-779-4037
Manager of Investor and Public Relations
Fax: 860-779-5509
william.tryon@rogerscorporation.com